EXHIBIT 5.1

Perkins Coie LLP
1201 Third Avenue, Suite 4800 - Seattle, Washington 98101-3099
Telephone 206 583-8888 - Facsimile 206 583-8500

June 8, 2001

Esterline Technologies Corporation
10800 N.E. 8th Street
Bellevue, WA 98004

Re: Registration Statement on Form S-8 of Shares of Common Stock,
par value $.20 per share, of Esterline Technologies Corporation

Ladies and Gentlemen:

We have acted as counsel to Esterline Technologies Corporation (the "Company") in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement"), which is being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended ("the Act"). The Registration Statement is being filed to register 500,000 shares of the Company's common stock, $.20 par value, which may be issued pursuant to the Company's Amended and Restated 1997 Stock Option Plan (the "Plan").

We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed relevant and necessary for the purpose of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies, and the genuineness of all signatures.

Based on and subject to the foregoing, we are of the opinion that any shares that may be issued pursuant to the Plan have been duly authorized and that, upon the due execution by the Company of any certificates representing the shares and the registration by its registrar of such shares, the issuance thereof by the Company in accordance with the terms of the Plan and the receipt of consideration therefor in accordance with the terms of the Plan, such shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ PERKINS COIE LLP